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                                                               EXHIBIT (d)(2)(i)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                               USLICO SERIES FUND

      This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated May 11, 2001 between USLICO Series Fund (the "Fund"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to The Asset Allocation Portfolio, The Bond Portfolio, The Money Market Portfolio and The Stock Portfolio, each a Series of the Fund, and any future Series of the Fund that may become party to the Agreement.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 8 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                               USLICO SERIES FUND

                               By: /s/ Robert S. Naka
                                   -------------------------------
                                       Robert S. Naka
                                       Senior Vice President

                               ING INVESTMENTS,  LLC

                               By: /s/ Michael J. Roland
                                   ------------------------------
                                       Michael J. Roland
                                       Executive Vice President